UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 15, 2003
                                                         ----------------

                                  HAUSER, INC.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                    0-17174                 84-0926801
      ------------                -----------             --------------
    (State or other            (Commission File           (IRS Employer
      jurisdiction                  Number)             Identification No.)
   of incorporation)

 840 Apollo Street, Suite 209
    El Segundo, California                                     90245
    ----------------------                                     -----
    (Address of principal                                     Zip Code
      executive offices)


Registrant's telephone number, including area code:    (310) 648-7881
                                                       --------------


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Item 5. Other Events and Regulation FD Disclosure.

     On October 15, 2003, Hauser, Inc., a Delaware corporation ("Hauser"), Botanicals International Extracts, Inc., a Delaware corporation and a wholly owned subsidiary of Hauser ("BIE" and together with Hauser, collectively the "Sellers"), and Zuellig Botanicals, Inc., a Delaware corporation ("ZBI"), entered into an Asset Purchase Agreement (the "Purchase Agreement"). The Sellers are currently debtors in possession in chapter 11 bankruptcy cases pending in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court").

     Zuellig Group N.A., Inc. ("ZGNA") is the parent corporation of ZBI. ZGNA and ZBI collectively own approximately 33.8% of the outstanding common stock of Hauser. In addition, Zatpack, Inc. ("Zatpack" and together with ZGNA and ZBI, the "Zuellig Entities"), the parent corporation of ZGNA, holds a warrant to purchase approximately 13.3% of Hauser's common stock (after giving effect to the issuance of common stock upon exercise of the warrant). If Zatpack exercises the warrant, the Zuellig Entities would own approximately 42.6% of Hauser's common stock outstanding after such exercise.

     Pursuant to the terms of the Purchase Agreement, the Sellers agreed to sell to ZBI (the "Transaction") the assets relating to BIE's business of manufacturing, marketing and distributing certain botanical extracts, dietary and nutritional supplements, nutraceuticals and vitamins (the "Business") for approximately $7,567,000 in cash, at closing, subject to certain price adjustments determined at closing and post-closing (as adjusted, the "Cash Consideration"), plus the assumption by ZBI of certain related liabilities as specified in the Purchase Agreement. Following the closing, the Sellers are entitled to an additional cash payment of up to approximately $676,000 if certain pre-closing receivables of the Business are collected by ZBI. Additionally, for the period commencing on the closing date of the Transaction and ending June 30, 2004, ZBI has agreed to pay, on a monthly basis, an amount equal to the higher of (a) 8% of the net sales of the Business for the applicable one month period and (b) $180,000 (such amount, the "Royalty Payment"), which Royalty Payment will be deposited into an unsecured creditor fund (the "Unsecured Creditor Fund"). Subject to certain exceptions, to the extent the Royalty Payment exceeds $220,000 in any month, ZBI has agreed to pay such excess amount directly to the Sellers. Deposits into the Unsecured Creditor Fund will be used to pay certain pre-petition claims of unsecured creditors of the Sellers, Hauser Technical Services, Inc. ("HTS") and ZetaPharm, Inc. ("ZetaPharm") as well as the outstanding pre-closing date fees and costs of certain professionals and advisors. HTS and ZetaPharm are wholly owned subsidiaries of Hauser.

     As of October 15, 2003, the Sellers had approximately $8,623,500 in outstanding indebtedness to Wells Fargo Bank, N.A., the Sellers' senior secured lender ("Wells Fargo"). The Sellers will use the Cash Consideration from the sale to pay down approximately $6,700,000 of the Sellers' outstanding indebtedness to Wells Fargo.

     The conditions to closing the Transaction include, among other things, Bankruptcy Court approval, the absence of any developments or changes that would have a material adverse effect on the assets being acquired by ZBI or the Business, ZBI obtaining financing from Wells Fargo, delivery to ZBI of agreements not to sue from certain of the Sellers' unsecured creditors and certain other closing conditions typical for transactions of this type. There can be no assurance that the Transaction will be consummated.

     The foregoing description of the Purchase Agreement is qualified in its entirety by reference to such agreement, a copy of which has been filed as
Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

     On October 23, 2003, Hauser issued a press release relating to the Transaction, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

     (a)  Not Applicable.

     (b)  Not Applicable.

     (c)  Exhibits:

               2.1 Asset Purchase Agreement, dated October 15, 2003, among Hauser, Inc., Botanicals International Extracts, Inc. and Zuellig Botanicals, Inc.*

               99.1 Press Release, dated October 23, 2003.

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*     Pursuant to Rule 601(b)(2) of Regulation S-K, certain schedules and exhibits have been omitted from this filing. Hauser agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  HAUSER, INC.

Dated:  October 27, 2003          By:  /s/  Kenneth C. Cleveland
                                       -------------------------
                                       Name:   Kenneth C. Cleveland
                                       Title:  President and Chief Executive
                                               Officer

                                  Exhibit Index

Exhibit No.  Description

      2.1 Asset Purchase Agreement, dated October 15, 2003, among Hauser, Inc., Botanicals International Extracts, Inc. and Zuellig Botanicals, Inc.*

      99.1   Press Release, dated October 23, 2003.




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*     Pursuant to Rule 601(b)(2) of Regulation S-K, certain schedules and exhibits have been omitted from this filing. Hauser agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.